Exhibit 10.1

AMENDMENT NO. 4

INTERNATIONAL PAPER COMPANY

UNFUNDED SUPPLEMENTAL RETIREMENT PLAN

FOR SENIOR MANAGERS

The International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers (the “SERP”) is hereby amended effective the 1st day of January 2009 as follows:

1. By deleting Section 6(B) in its entirety and inserting the following language in lieu thereof:

“6. Form of Benefit Payment.

(B) Calculation of the Lump Sum Payment. The lump sum payment under Section 6(A) above shall be determined based on the UP-94G mortality table (male) and as further detailed below:

(i)	The amount of the lump sum payment shall be determined by applying a discount rate based on the average municipal bond rate (published daily in the Wall Street Journal under Bonds, Tracking Bond Benchmarks, Muni Master, 7-12 Year) for the month of December preceding the Eligible Employee’s Normal Payment Date.
(ii)	Notwithstanding the foregoing, an Eligible Employee may make an election prior to his or her Retirement Date to have the discount rate determined as of any month beginning with the month the Eligible Employee announces his or her retirement, provided such announcement is at least 12 months in advance of the Eligible Employee’s Retirement Date. The Eligible Employee must file this election in writing with the Plan Administrator by the last day of the month to which the elected discount rate applies. The Eligible Employee may only make one such election and such election is irrevocable. In determining the lump sum payment of the Eligible Employee’s Supplemental Benefit, the discount rate shall be the lower of (i) the discount rate so elected by the Eligible Employee or (ii) the Plan discount rate for the month of December preceding the Eligible Employee’s Normal Payment Date.
(iii)	Notwithstanding the foregoing, in the event an Eligible Employee is involuntarily terminated from employment by the Company (other than upon the Committee’s determination of wrongdoing as set forth in Section 8), the Eligible Employee may make an election to have the discount rate determined as of any month beginning with the month of an internal or external public announcement (whichever is earlier) of the Eligible Employee’s termination of employment and ending with the month of termination of employment. The Eligible Employee must file this election in writing with the Plan Administrator by the last day of the month to which the elected discount rate applies. The Eligible Employee may only make one such election and such election is irrevocable. In determining the lump sum payment of the Eligible Employee’s Supplemental Benefit, the discount rate shall be the lower of (i) the discount rate so elected by the Eligible Employee or (ii) the Plan discount rate for the month of December preceding the Eligible Employee’s Normal Payment Date.

The Committee reserves the right to change the methodology for determining the applicable discount rate from time to time.